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                          Indiana United Bancorp

                             Financial Report
                            September 30, 1996

Dear Shareholders and Friends:

A year ago, my third quarter message anticipated legislation providing for structural changes within the banking and thrift industries and suggested thrifts would incur a substantial one-time assessment relating to these changes. I also estimated Regional Bank could incur a pre-tax charge of as much as $800,000.

The 1997 omnibus spending package enacted on September 30, together with companion legislation enacted earlier in the quarter, completed this legislative process. As a result, the net income of Regional Bank and Indiana United was reduced by $474,000 in the third quarter, which is equivalent to a pre-tax charge of $782,000.

Even after absorbing these non-recurring expenses, net income per common share for the first nine months of 1996, increased $.06 over the same period last year.

Excluding non-recurring charges, Indiana United posted a very strong quarter. Earnings per share of $.63 surpassed the similar prior year period by 34%, while year to date earnings exceeded the first nine months of 1995 by 33%. This performance enabled Indiana United, on September 30, to redeem all remaining preferred stock, allowing future earnings to accrue solely to holders of our common shares.

The systemic changes created by current legislation are good for banking and good for the long-term prospects of Indiana United. For example, assuming continuation of Regional Bank's current deposit growth rate, the new FDIC assessment formula will reduce its insurance premiums by $540,000 over the next three years, and by $250,000 or more annually thereafter.

I expect fourth quarter earnings to exceed the strong performance posted in the ending quarter of 1995, and believe fiscal 1997 will extend the excellent performance trends achieved in 1996.


Sincerely,


/s/ Robert E. Hoptry
Robert E. Hoptry
Chairman and President
October 8, 1996

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)
(Unaudited)                                               September 30
                                                        1996         1995
Assets
  Cash and due from banks                            $  7,935     $  8,200
   Federal funds sold                                   6,000        3,475
   Interest-bearing deposits                              137          147
   Securities held to maturity                                       7,868
   Securities available for sale                       85,042       74,850
   Loans                                              215,028      204,574
     Less: Allowance for loan losses                   (2,823)      (2,720)
        Net loans                                     212,205      201,854
   Premises and equipment                               5,926        5,937
   Federal Home Loan Bank stock                         1,138        1,138
   Other assets                                         3,014        2,798
       Total assets                                  $321,397     $306,267

Liabilities
   Noninterest bearing deposits                      $ 23,046     $ 22,978
   Interest-bearing deposits                          247,985      233,128
       Total deposits                                 271,031      256,106
   Short-term borrowings                               14,778       13,294
   Long-term debt                                       5,500        6,500
   Other liabilities                                    3,350        2,975
       Total liabilities                              294,659      278,875
Shareholders' equity
   Preferred stock                                                   2,000
   Common stock                                         1,251        1,251
   Paid-in capital                                     10,677       10,677
   Unrealized loss on securities available for sale      (298)        (195)
   Retained earnings                                   15,108       13,659
       Total shareholders' equity                      26,738       27,392
       Total liabilities and shareholders' equity    $321,397     $306,267

Return on average assets                                 .77%         .78%
Return on average common equity                         8.82         9.28

Before non-recurring charges:
   Return on average assets                              .97          .78
   Return on average common equity                     11.21         9.28

SHAREHOLDER INFORMATION            Indiana United Bancorp is a community-focused
Transfer Agent                     bank and savings and loan holding company
Securities Transfer Department     serving eastern and southern Indiana through
Mid-America Bank of Louisville     its subsidiaries, Union Bank and Trust
500 West Broadway, P.O. Box 1497   Company of Indiana, Greensburg, and Regional
Louisville, Kentucky  40202        Federal Savings Bank, New Albany.

CONSOLIDATED STATEMENT OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)                         Three months ended       Nine months ended
                                       September 30,           September 30,
                                     1996       1995        1996        1995
Interest income
   Loans, including fees           $4,639     $4,362     $13,458     $12,510
   Investment securities            1,367      1,336       3,976       4,260
   Other                               64         86         258         157
       Total interest income        6,070      5,784      17,692      16,927
Interest expense
   Deposits                         2,775      2,713       8,025       7,595
   Other                              293        347         843       1,209
       Total interest expense       3,068      3,060       8,868       8,804
Net interest income                 3,002      2,724       8,824       8,123
   Provision for loan losses           30          9          90          18
Net interest income after
   provision for loan losses        2,972      2,715       8,734       8,105
Noninterest income
   Securities gains                     -          5           -          16
   Other operating income             359        329       1,093       1,098
       Total noninterest income       359        334       1,093       1,114
Noninterest expense
   Salaries and employee benefits   1,118      1,140       3,378       3,382
   Premises and equipment expense     365        362       1,124       1,112
   FDIC special assessment            545          -         545           -
   Other expenses                     534        500       1,561       1,775
       Total noninterest expense    2,562      2,002       6,608       6,269
Income before income tax              769      1,047       3,219       2,950
   Income tax expense on bad debt
      reserve recapture               145          -         145           -
   Income tax expense                 306        417       1,275       1,166
Net income                         $  318     $  630     $ 1,799     $ 1,784

Net income per common share         $0.25      $0.47       $1.40       $1.34
Net income per common share
   before non-recurring charges      0.63       0.47        1.78        1.34
Dividends per common share          $0.21      $0.17       $0.61       $0.49
Avg common shares outstanding    1,250,897  1,250,897   1,250,897   1,250,897
Preferred stock dividends          $    8     $   35     $    50     $   108

Common Stock

Indiana United Bancorp's common stock is traded on the over-the-counter market and is listed on the NASDAQ exchange under the symbol "IUBC". Indiana United Bancorp is also listed on the National Market System tables in many daily papers under the symbol Ind Utd.

Primary market makers are J.J.B. Hilliard/W.L. Lyons, Inc.; and NatCity Investments, Inc.

                       Market Value Range and Dividends
                           for Latest Four Quarters
                   1996       1996       1996       1995
                    Q3         Q2         Q1         Q4
      High        $27        $25 1/2    $26 1/4    $28
      Low          25         23 1/4     24 1/4     25
      Last Sale    25 3/4     24 1/2     24 1/4     25

ORGANIZATION
   Indiana United Bancorp
   201 N. Broadway, P.O. Box 87
   Greensburg, IN  47240
   (812) 663-0157

      Officers
         Robert E. Hoptry
            Chairman and President
         Daryl R. Tressler
            Vice President
         Michael K. Bauer
            Vice President
         Jay B. Fager
            Treasurer and Chief Financial Officer
         Sue Fawbush
            Vice President and Secretary
         Dennis M. Flack
            Vice President, Director of Marketing
               and Training
         Dawn M. Schwering
            Marketing Coordinator
         Suzanne Kendall
            Auditor

      Directors
         William G. Barron
            Chairman and President
            Wm. G. Barron Enterprises
         Philip A. Frantz
            Attorney, Partner
            Coldren and Frantz
         Glenn D. Higdon
            President
            Marlin Enterprises, Inc.
         Robert E. Hoptry
            Chairman and President
            Indiana United Bancorp
         Martin G. Wilson
            Farmer
         Edward J. Zoeller
            President
            E.M. Cummings Veneer

   Subsidiaries
      Regional Federal Savings Bank
         Offices in New Albany, Jeffersonville
      Union Bank and Trust Company of Indiana
         Offices in Greensburg, Portland,
         Westport, Clarksburg, Redkey